Kayne Anderson BDC, LLC

CODE OF ETHICS

AND

POLICY ON PERSONAL TRADING

Introduction

Kayne Anderson BDC, LLC (“KA BDC”) is regulated as a business development company under the Investment Company Act of 1940, as amended (the “1940 Act”) and subject to Rule 17j-1 under the Act (“Rule 17j-1”). Rule 17j-1 requires that KA BDC adopt a written code of ethics that specifically addresses trading practices by Access Persons (defined below). Rule 17j-1 makes it unlawful for any Access Person of KA BDC or its investment adviser, KA Credit Advisors, LLC (the “Adviser”) to:

•	Employ any device, scheme or artifice to defraud KA BDC;

•

Make any untrue statement of material fact to KA BDC or omit to state a material fact necessary in order to make the statement made to KA BDC, in light of the circumstances under which they are made, not misleading;

•	Engage in an act, practice, or course of business that operates or would operate as a fraud or deceit on KA BDC; or

•	Engage in any manipulative practice with respect to KA BDC.

Furthermore, the following three general fiduciary principles are understood to govern the activities of KA BDC advisory personnel:

•	such personnel have a duty at all times to place the interests of KA BDC shareholders first;

•

all personal securities transactions by such personnel must be conducted consistent with the Code of Ethics and in such a manner as to avoid any actual or potential conflict of interest or any abuse of an individual’s position of trust and responsibility; and

•	such personnel should not take inappropriate advantage of their positions.

In accordance with Rule 17j-1, the Company has adopted this Code of Ethics containing provisions it deems reasonably necessary to prevent those of its Access Persons from engaging in any such prohibited acts.

In addition, the Adviser is registered as an investment adviser under the Investment Advisers Act of 1940 (the “Advisers Act”). Rule 204A-1 under the Advisers Act requires a registered investment adviser to establish, maintain and enforce a code of ethics that includes certain specified provisions. The Adviser has adopted a separate code of ethics designed to meet the requirements of Rule 204A-1 and Rule 17j-1.

1. Definitions

(a)

“Access Person” means any officer or director of KA BDC and any of its employees, who, in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding the purchase or sale of a security by KA BDC, or whose functions relate to the making of any recommendations with respect to such purchases or sales; and any natural person in a control relationship to KA BDC who obtains information with respect to KA BDC with regard to the purchase or sale of a security.

(b)

“Security” shall have the meaning set forth in Section 2(a)(36) of the 1940 Act except securities issued by the Government of the United States or by federal agencies and which are direct obligations of the United States, bankers’ acceptances, certificates of deposit, commercial paper, money market funds and shares of registered open-end investment companies.

(c)

A “Security held or to be acquired” means a Security which, within the most recent 15 days (i) is or has been held by KA BDC; or (ii) is being or has been considered by KA BDC for purchase, and includes the writing of an option to purchase or sell a Security. A Security is “being considered for the current purchase or sale” when a decision (or recommendation) to purchase or sell a Security has been made and communicated, and, with respect to a person making a decision (or recommendation), when such person believes such decision or recommendation is imminent.

(d)

“Covered Family Member” means any member of an employee’s immediate family or partner sharing the same household. Immediate family means any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law. Adoptive relationships are included.

(e)

“Beneficial Ownership” shall have the meaning ascribed thereto under Section 16 of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder. This means that an Access Person should generally consider himself/herself to have Beneficial Ownership of any Security in which he/she has a direct or indirect pecuniary interest, which includes Securities held by any Covered Family Member. In addition, an Access Person should consider himself/herself to have Beneficial Ownership of any Security held by other persons where, by reason of any contract, arrangement, understanding or relationship, such Access Person has sole or shared voting or investment power.

(f)

“Investment Personnel” means any person who is involved in the investment decisions for KA BDC and who may have significant opportunities to influence investment decisions for KA BDC to his or her benefit.

(g)

“Limited Offering” means an offering that is exempt from registration under the Securities Act of 1933 pursuant to section 4(a)(2) or section 4(a)(5) or pursuant to rule 504, or rule 506 under the Securities Act of 1933.

2. Pre-Clearance Policy

Except as expressly permitted by this Code of Ethics, Access Persons (other than disinterested directors) must have written pre-clearance from the Compliance department for any personal securities transaction. The Chief Compliance Officer reserves the right to disapprove any proposed transaction that may have the appearance of improper conduct, and may decline to pre-approve a proposed transaction by an Access Person for any reason.

All requests for approval to engage in personal securities transactions must be submitted to the Compliance department. Pre-clearance approval for a transaction is only valid until the end of market hours on the day the transaction is approved except (i) with respect to transactions that are private offerings or (ii) in cases where the Compliance department specifies otherwise.

If the Chief Compliance Officer is the person whose transaction requires approval, he or she must obtain such approval from the Adviser’s General Counsel (or his or her designee).

3. Prohibitions

No Access Person:

(a)

Shall purchase or sell, directly or indirectly, any Security in which he or she has, or by reason of such transaction acquires, any direct or indirect beneficial ownership and which to his/her actual knowledge at the time of such purchase or sale:

(i)	is being considered for purchase or sale by KA BDC; or

(ii)	is then being purchased or sold by KA BDC.

Under this Code of Ethics, all KA BDC employees are required to:

(i)

avoid purchasing Securities offered and sold as part of an initial public offering (“IPO”) until after the public offering and then only at the prevailing market price, and obtain pre-approval from the Compliance department before directly or indirectly acquiring beneficial ownership in any securities in a Limited Offering;

(ii)	avoid purchases or sales of Securities that are being considered for current purchase or sale by KA BDC;

(iii)	avoid purchases or sales of Securities that have been purchased or sold by KA BDC until after any such transaction or series of transactions has been completed (subject to settlement); and

(iv)	pre-clear purchases or sales of Securities for accounts in which the employee has a Beneficial Ownership interest with Compliance prior to executing such transactions.

4. Exempted Transactions

Pre-Clearance under Section 2 of this Code of Ethics shall not apply to:

(a)

Purchases or sales effected in any account over which the Access Person has no direct or indirect influence or control (e.g. transaction in an account managed by an unaffiliated money manager where the Access Person has no investment influence or discretion);

(b)

Purchases or sales effected pursuant to a program (such as a dividend reinvestment plan) in which periodic purchases (or sales) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation;

(c)

Purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its Securities, to the extent such rights were acquired from such issuer, and sales of such rights so acquired.

(d)

Purchases or sales which are non-volitional on the part of either the Access Person or Covered Family Member (e.g. stock splits, reverse stock splits, mergers, spin-offs, and other similar corporate reorganizations);

(e)	Charitable donations or other gifts of Securities (other than shares of KA BDC);

(f)	Purchases or sales of futures and options on commodities, currencies or a securities index;

(g)	Other non-volitional events, such as exercise of an option at expiration (as opposed to an option exercise at any time prior to expiration, which option exercise does require pre-clearance); or

(h)	Purchases or sales of sovereign debt securities.

5. Minimum Hold Period

No Access person may sell a Security within 90 days of purchasing that Security, or “buy to cover” a Security within 90 days of selling short such Security, unless pre-clearance of the transaction is not required under this Code of Ethics or the minimum holding period is waived by the Compliance department.

6. Procedural Matters

(a)	The Chief Compliance Officer of KA BDC shall:

(i)	Make available to each Access Person a copy of this Code of Ethics.

(ii)	Notify each such Access Person of his or her obligation to file reports as provided by Section 7 of this Code of Ethics.

(iii)

Report to the Board of Directors the facts contained in any reports filed with the Chief Compliance Officer pursuant to Section 7 of this Code of Ethics when any such report indicates that an Access Person engaged in a transaction in a Security held or to be acquired by KA BDC. Additionally, an annual written report will be provided to the Board of Directors, describing any material issues that arose during the previous year under this Code of Ethics.

(iv)	Maintain the records required by paragraph (d) of Rule 17j-1.

(b)	On an annual basis, the Board of Directors will certify that the Company has adopted procedures reasonably necessary to prevent Access Persons from violating this Code of Ethics.

7. Reporting

(a)

Every Access Person shall report the information described in Section 7(c) of this Code of Ethics with respect to transactions in any Security in which such Access Person has, or by reason of such transaction acquires, any direct or indirect beneficial ownership in the Security; provided, however, that an Access Person shall not be required to make a report with respect to transactions effected for any account over which such person does not have any direct or indirect influence. An Access Person of the Adviser need not make a separate report hereunder to the extent the information in the report would duplicate information required to be reported under the Adviser’s code of ethics.

(b)

An independent Director, i.e., a Director of KA BDC who is not an “interested person” (as defined in Section 2(a)(19) of the 1940 Act) of KA BDC, is not required to file a report on a transaction in a Security provided such Director neither knew nor, in the ordinary course of fulfilling his or her official duties as a Director of KA BDC, should have known that, during the 15-day period immediately preceding or after the date of the transaction by the Director, such Security is or was purchased or sold by KA BDC or is or was being considered for purchase by the Adviser.

(c)

An initial report shall be made within 10 days from the date in which a person was deemed an Access Person and annually thereafter (the information in which must be current as of a date no more than 45 days prior to the date the person becomes an Access Person or the annual report is submitted, respectively) and shall contain the following information:

(i)

A list of Securities, including the title, number of shares, or principal amount (if fixed income securities) of each Security in which the Access Person had any direct or indirect beneficial ownership when the person became an Access Person;

(ii)

the name of the broker, dealer or bank with whom the Access Person maintained an account in which any Securities were held for the direct or indirect benefit of the Access Person as of the date the person became an Access Person; and

(iii)	The date that the report is submitted by the Access Person.

(d)

Thereafter, every report shall be made not later than 30 days after the end of the calendar quarter in which the transactions to which the report relates was effected, and shall contain the following information:

(i)

the date of each transaction, the name of the Security purchased and/or sold, the interest rate and maturity date (if applicable), the number of shares and/or the principal amount of each Security involved;

(ii)	the nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

(iii)	the price at which the transaction was effected;

(iv)	the name of the broker, dealer or bank with or through whom the transaction was effected;

(v)

In addition to the Securities transaction data, the report will contain representations that the employee (i) during the period, has not purchased or sold any Securities not listed on the report; (ii) has not opened a securities brokerage account during the period which has not been reported to KA Credit; and (iii) agrees to notify KA Credit if he/she opens a personal securities account which has not otherwise been disclosed to KA Credit; and

(vi)	The date that the report is submitted by the Access Person.

(e)

Any such report may contain a statement that the report shall not be construed as an admission by the person making such report that he has any direct or indirect beneficial ownership in the Security to which the report relates.

(f)

Each Access Person shall re-certify his or her familiarity with this Code of Ethics and report all Security holdings and other items set forth in subsection (c) above annually. Access Persons are required to complete and sign the annual certification and security report within 30 days of the end of the calendar year.

(g)

The Chief Compliance Officer, or his or her designee, will review the reports submitted, and account statements and account information provided, under this Code of Ethics to determine whether any transaction disclosed therein constitutes a violation of this Code of Ethics. Before making any determination that a violation has been committed by an Access Person, the Chief Compliance Officer shall afford the Access Person an opportunity to supply additional explanatory material.

8. Board Oversight

The Board of Directors must initially approve the Code of Ethics for KA BDC, and the Board of Directors must approve any material changes to the Code of Ethics within six (6) months of such change. The Chief Compliance Officer or his or her designee shall provide to the Board of Directors a written report outlining any material issues that arose during the previous year and annually certify that KA BDC has adopted procedures in compliance with this Code of Ethics.

9. Implementation

In order to implement this Code of Ethics, a compliance officer and back-ups have been designated for the Company. These individuals are:

Michael O’Neil (Chief Compliance Officer)

Jarvis V. Hollingsworth (Back-up)

The Compliance Officer or his delegate shall create a list of all Access Persons and update the list with reasonable frequency. The Compliance Officer or his delegate shall circulate a copy of this Code of Ethics (in hard copy or electronically) to each Access Person at least once each year.

10. Violations

Upon determination that a violation of this Code of Ethics has occurred, KA BDC may impose such sanctions as it deems appropriate, including, among other things, a memorandum of warning, a ban on personal trading or a suspension or termination of the employment of the violator. Violations of this Code of Ethics and any sanctions imposed with respect thereto shall be reported in a timely manner to the Board of Directors of KA BDC.

Adopted by Kayne Anderson BDC, LLC: